Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2008 on the consolidated financial statements of Shopoff Properties Trust, Inc. and subsidiaries (the “Trust”) as of December 31, 2007 and 2006, and for the year ended December 31, 2007, the period from November 16, 2006 (Inception) through December 31, 2006 and the period from November 16, 2006 (Inception) through December 31, 2007, which appears in the Trust’s Annual Report filed with the Securities and Exchange Commission on March 31, 2008.
/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
August 5, 2008